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For information contact: Tom Gelston – Director, Investor Relations (203) 222-5943

TEREX INCREASES FIRST QUARTER ESTIMATE AND FULL YEAR 2006 GUIDANCE

WESTPORT, CT, April 28, 2006 -- Terex Corporation (NYSE: TEX) today announced that it expects first quarter 2006 earnings, excluding special items, to be in excess of its previously indicated guidance, and to now be in the range of $1.55-$1.60 per share, assuming an effective tax rate of 35%, on net sales of approximately $1.75 billion. Due to its improved expectations of first quarter performance, and given management’s current outlook for the performance of its businesses for the remainder of 2006, Terex is also increasing its fiscal year 2006 earnings per share guidance range to $6.40-$6.80 per share, excluding special items and assuming an effective tax rate of 35%, from the $5.85-$6.35 per share range announced earlier this month. Terex now anticipates approximately 52% of its earnings being delivered in the first half of the year and the balance occurring in the second half of the year. Net debt (consisting of long-term debt, including current portion of long-term debt, less cash and cash equivalents) at March 31, 2006 increased by approximately $46 million from December 31, 2005 levels, reflecting the increase in working capital investment in anticipation of the seasonally strong second quarter delivery period.

“We are very pleased with the broader, strong performance from our overall business,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “Our preliminary results were encouraging from most of our businesses, but especially our Aerial Work Platforms group, which we expect to deliver a record earnings performance, and our Materials Processing & Mining group, which executed their game plan extremely well. Additionally, we are excited by what we see as stronger than expected performance of our Cranes, Roadbuilding and Utilities businesses, driven by a combination of the impact of price realization, improving internal efficiencies and increasing external demand. Our Construction businesses had disappointing results in the quarter, due to reduction in demand for the scrap handling product, as well as shortfalls in product throughput in certain other businesses. However, while not apparent in this quarter, these businesses are improving, with a strong order book, and an exciting product launch for many next generation pieces of equipment scheduled for the remainder of the year.”

“We clearly have had a strong start to 2006, and feel that the global economic factors will continue to have a positive effect for the next few years.” Mr. DeFeo continued, “Simply said, the underlying conditions of most of our end-markets globally remain strong or are improving. With the depth and breadth of the Terex product portfolio, there is substantial room to grow in the marketplace, both in terms of market share and geographic presence. We remain quite positive regarding our prospects for the 2006 fiscal year. Our first quarter projections illustrate both strong demand in the marketplace for Terex products and the benefit of our operational improvements and product pricing.”

Mr. DeFeo continued, “We remain committed to delivering strong incremental margin improvements throughout the balance of 2006, however we continue to monitor the global steel pricing impact on our input costs. Our expectations for the second half of the year also depend on the continued strength of the Aerial Work Platforms group, as predicting demand, especially for the fourth quarter, has proven difficult given the historical timing of rental customers’ deliveries. As such, we now anticipate earnings per share, excluding special items, will be higher than our previous estimates, and will be in the $6.40 to $6.80 range, with most of the variability in the indicated range resulting from the items mentioned previously.”

Bank Waiver and SEC Filings Update

Terex also announced today that it has obtained a waiver from its senior bank lending group that allows the Company until May 15, 2006, to provide its lenders with its financial information for the year ended December 31, 2005. Terex currently anticipates completing its 2005 audited financial statements and submitting its quarterly and annual filings for 2005 to the Securities and Exchange Commission prior to that time.

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; Terex’s implementation of a global enterprise system and its performance; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com